BERNARD, ALLAN & EDWARDS, INC.

Stock Purchase Warrant Agreement

March 26, 2001

Warrant Owner: Heartland Diversified Industries, Inc.
               1016 Shore Acres Drive
               Leesburg, Florida 34748

Number of Warrants Owned: Two Hundred Thousand (200,000)

Warrant Terms:

This Warrant allows the above named owner, Heartland Diversified Industries, Inc. (HDI), the right to acquire two hundred thousand
(200,000) shares of the common stock of Bernard, Allan & Edwards, Inc, (the "Company"), in whole or in part, during the exercise period, at the exercise price of four dollars and fifty cents ($4.50) per share. Upon receipt of written notice to the Company or its transfer agent stating that HDI wishes to exercise its Warrants, and with said notice a check is included for the total exercise amount made payable to the Company or its transfer agent, a stock certificate will be issued to HDI without a restrictive legend. The Warrants cannot be exercised until the effective date of a registration statement to be filed with a Securities Exchange Commission (SEC), which will include the registration of the 200,000 shares of common stock underlying the Warrants. The Warrants will expire thirty six (36) months from the SEC effective date. The Company's Board of Directors has the right to extend the expiration date, and HDI shall have the right to transfer or assign said Warrants at any time in compliance with federal and state scurities laws. Upon any changes in the Company's capital structure, such as a split, merger, etc., the Warrants will be adjusted on the same basis as the common stock.

By order of the Board of Directors
Bernard, Allan & Edwards, Inc.


/s/ Michael B. McLaughlin, CEO and Secretary